Exhibit 10.22(b)

SECOND AMENDMENT TO

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Second Amendment to Amended and Restated Employment Agreement (the “Amendment”) is made and entered into as of the 12th day of July, 2006 by and between Casey’s General Stores, Inc., an Iowa corporation (the “Company”) and Ronald M. Lamb (“Lamb”).

WHEREAS, the Company and Lamb are parties to an Amended and Restated Employment Agreement dated as of October 24, 1997, as amended by a First Amendment to Amended and Restated Employment Agreement dated as of March 26, 1998 (together, the “Agreement”), providing for Lamb’s employment as Chief Executive Officer of the Company under the terms and conditions set forth therein; and

WHEREAS, the Company and Lamb have agreed that, effective as of June 21, 2006, Lamb shall cease his service as Chief Executive Officer of the Company and shall assume the responsibilities of Chairman of the Executive Committee.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, the parties hereto agree as follows:

1.         Amendment of Section 3 of Agreement. The first paragraph of Section 3 of the Agreement is hereby amended to read as follows:

3.         Duties of Lamb. During the period of his employment in the capacity as Chairman of the Executive Committee, Lamb will perform his duties to the best of his ability, subject to the control of the Board of Directors. It is agreed and understood that Lamb shall act as liaison between the Chief Executive Officer of the Company and the Board of Directors to assure that all matters for consideration are communicated to members on a timely basis. At times when neither the Board of Directors nor the Executive Committee are in session, Lamb shall be available to receive the report of the Chief Executive Officer on their behalf. In addition, Lamb shall have such other duties and responsibilities as shall be mutually determined by the Board of Directors and Lamb from time to time, and Lamb shall at all times serve the best interests of the Company. Lamb shall continue to occupy his present office, and shall at all times have such authority and discretion as is required in the carrying out of Lamb’s duties in a proper and efficient manner, subject to review by the Board of Directors.

2. Other References to Position as Chief Executive Officer. All other references in the Agreement to Lamb’s position and service as Chief Executive Officer of the Company are hereby amended so as to hereafter refer to Lamb’s position and service as Chairman of the Executive Committee.

3. Ratification. Except as set forth herein, the terms and conditions of the Agreement are hereby ratified, confirmed and approved.

4. Effective Date of Amendment. The amendments provided for herein shall be deemed effective as of June 21, 2006.

IN WITNESS WHEREOF, the respective parties have caused this Amendment to be executed as of the day and year first above written.

CASEY’S GENERAL STORES, INC.

By:	/s/ Robert J. Myers
Robert J. Myers, Chief Executive Officer

ATTEST:

By:	/s/ John G. Harmon
John G. Harmon, Corporate Secretary

By:	/s/ Ronald M. Lamb
Ronald M. Lamb